Exhibit 99.1

News Release

WELBILT PROVIDES UPDATE ON ACQUISITION BY ALI GROUP

New Port Richey, FL. - September 30, 2021 - Welbilt, Inc. (NYSE:WBT) announced that the proposal to adopt and approve the Merger Agreement with Ali Holding S.r.l., Ali Group North America Corporation and Ascend Merger Corp. (collectively “Ali Group”) was approved today by Welbilt stockholders with 99.72 percent of shares that were voted cast in favor of the pending merger.

In addition, Welbilt and Ali Group have submitted regulatory filings in all required jurisdictions, including the U.S., United Kingdom, and European Union. The companies have received a second request for information from the U.S. Department of Justice which focuses on the companies’ ice brands. The companies have decided that they will proceed with divesting Welbilt’s Manitowoc Ice brand to address concerns raised by the U.S. Department of Justice. We are confident that this step will ensure regulatory approval. The companies expect to complete the sale of Manitowoc Ice in early 2022 and then close the acquisition of Welbilt by Ali Group shortly thereafter.

About Welbilt, Inc.
Welbilt, Inc. provides the world’s top chefs, premier chain operators and growing independents with industry-leading equipment and solutions. Our innovative products and solutions are powered by our deep knowledge, operator insights, and culinary expertise. Our portfolio of award-winning product brands includes Cleveland™, Convotherm®, Crem®, Delfield®, Frymaster®, Garland®, Kolpak®, Lincoln®, Manitowoc® Ice, Merco®, Merrychef® and Multiplex®. These product brands are supported by three service brands: KitchenCare®, our aftermarket parts and service brand, FitKitchen®, our fully-integrated kitchen systems brand, and KitchenConnect®, our cloud-based digital platform brand. Headquartered in the Tampa Bay region of Florida and operating 19 manufacturing facilities throughout the Americas, Europe and Asia, we sell through a global network of over 5,000 distributors, dealers, buying groups and manufacturers' representatives in over 100 countries. We have approximately 4,600 employees and generated sales of $1.2 billion in 2020. For more information, visit www.welbilt.com.

Forward-Looking Statements
This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Such forward-looking statements, including those regarding the timing and consummation of the transactions described herein, involve risks and uncertainties, including, but are not limited to, the following factors: the risk that the conditions to the closing of any transaction are not satisfied, including the risk that required approvals of any transaction from regulators are not obtained; litigation relating to any transaction; and uncertainties as to the timing of the consummation of a transaction and the ability of any party to consummate the transaction. Other factors that might cause such a difference include those discussed in Welbilt’s filings with the SEC, which include its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and in the definitive proxy statement filed in connection with the Ali Group transaction. For more information, see the section entitled “Risk

Factors” and the forward-looking statements disclosure contained in Welbilt’s Annual Reports on Form 10-K and in other filings. The forward-looking statements included in this communication are made only as of the date hereof and, except as required by federal securities laws and rules and regulations of the SEC, Welbilt undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, contact:
Rich Sheffer
Vice President Investor Relations, Risk Management and Treasurer
Welbilt, Inc.
+1 (727) 853-3079
Richard.sheffer@welbilt.com
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